 Exhibit 5.1

July 15, 2003

Pro-Dex, Inc.
151 E. Columbine Avenue
Santa Ana, California 92707

Ladies and Gentlemen:

            At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") to be filed by Pro-Dex, Inc. (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering the sale of 65,000 shares of common stock, no par value per share, of the Company (the "Shares") issuable to Robert Hovee pursuant to agreements that are attached as exhibits to the Registration Statement.

            We are familiar with the proceedings taken and proposed to be taken in connection with the issuance and sale of the securities in the manner set forth in the Registration Statement. Subject to completion of the proceedings contemplated in connection with the foregoing matters, we are of the opinion that all of the Shares to be sold pursuant to the Registration Statement have been duly authorized and, when issued and sold in the manner set forth in the Registration Statement will, upon such issuance and sale, be validly issued, fully paid and nonassessable.

            This opinion is limited to the Colorado Business Corporation Act ("CBCA"), including the statutory provisions of the CBCA, all applicable provisions of the Constitution of the State of Colorado and all reported judicial decisions interpreting these laws, and federal law, exclusive of state securities and blue sky laws, rules and regulations.

            We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

Respectfully submitted, /s/ RUTAN & TUCKER, LLP